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                                                              Exhibit 23(a)

THE BOARD OF DIRECTORS
GREASE MONKEY HOLDING CORPORATION:

We consent to incorporation by reference in the registration statement (No. 33-80376) on Form S-8 and the registration statement (No. 33-79616) on Form S-3 of Grease Monkey Holding Corporation of our report dated March 15, 1999, except as to Note K, which is as of March 27, 1999, relating to the consolidated balance sheets of Grease Monkey Holding Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-KSB of Grease Monkey Holding Corporation.


                                       KPMG LLP


Denver, Colorado
April 15, 1999